Exhibit 5

Opinion of Ropes & Gray LLP

[Ropes & Gray LLP Letterhead]

June 21, 2004

Oscient Pharmaceuticals Corporation

100 Beaver Street

Waltham, Massachusetts 02453

Ladies and Gentlemen:

We have acted as counsel for Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 and all exhibits thereto (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 6,750,000 shares of Common Stock, $.10 par value (the “Shares”).

Seven hundred and fifty thousand of the Shares being registered are issuable pursuant to the Company’s Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”), and six million of the Shares registered are issuable pursuant to the Company’s 2001 Incentive Plan, as amended (the “2001 Incentive Plan,” and together with the Employee Stock Purchase Plan, the “Plans”) which are attached as exhibits to the Registration Statement.

For purposes of this opinion, we have examined a copy of the Registration Statement; copies of the Plans; the Restated Articles of Organization of the Company, as amended to date; the By-laws of the Company, as amended to date; the votes of the Board of Directors of the Company adopting the amendments to the Plans to permit the issuance of the Shares thereunder; and such other documents and records as we deem necessary for purposes of this opinion.

We have assumed that the Shares will be issued only as provided in the Plans and that the price at which such Shares are issued will not be less than the par value per share of the Company’s Common Stock. We have also assumed that the issuance of any such Shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

The opinions expressed below are limited to matters governed by the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We express no opinion as to the applicability of the so-called “blue sky” or securities laws of the several states, including the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued in accordance with the terms of the applicable Plan, will have been validly issued and will be fully paid and nonassessable.

In connection with any issue and sale of the Shares, steps should be taken to effect compliance with all applicable laws, rules and regulations of governmental authorities regulating sales and offerings of securities.

We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

/s/    ROPES & GRAY LLP